Exhibit 99.1

Liberty Media Corporation Announces Management Changes

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Liberty Media Corporation (“Liberty Media") (Nasdaq:  LSXMA, LSXMB, LSXMK, BATRA, BATRK, LMCA, LMCK) today announced the following management changes effective as of October 1st.

Mark D. Carleton has been appointed to the position of Chief Financial Officer and will continue to report to Greg Maffei, Liberty Media's President and CEO.  As Chief Financial Officer, Mr. Carleton will oversee all accounting and treasury functions at Liberty Media.  Mr. Carleton most recently served as Chief Development Officer, and has held several senior executive positions at Liberty companies.  Prior to joining Liberty Media’s predecessors, Mr. Carleton served as a partner in the accounting firm of KPMG, where he had overall responsibility for the communications sector and served on KPMG’s board of directors.

Christopher W. Shean has been appointed Senior Advisor and will continue to report to Mr. Maffei.  Mr. Shean will continue to oversee certain of Liberty’ Media’s significant investments.  Mr. Shean has been Chief Financial Officer since 2011 and has held other senior executive positions with Liberty Media and its predecessors since 2000.  In connection with assuming his new role, Mr. Shean will no longer serve as Chief Financial Officer of Liberty Media.

Albert E. Rosenthaler has been appointed to the position of Chief Corporate Development Officer and will continue to report to Mr. Maffei.  As Chief Corporate Development Officer, Mr. Rosenthaler will be responsible for identifying and pursuing investment and other opportunities and will assist in setting strategic direction to maximize shareholder value.  Mr. Rosenthaler will also oversee Liberty Media’s senior tax officer who will have day-to-day responsibility for aspects of Liberty Media’s tax strategies and compliance.  Mr. Rosenthaler most recently served as Chief Tax Officer, and has served as top tax officer for Liberty Media and its predecessors since 2002.  Prior to joining Liberty Media’s predecessors, he was a tax partner at Arthur Andersen serving clients in the cable television, telecommunications, oil and gas, public utilities and financial services businesses.

"We are pleased to announce these management changes, which will benefit the organization," said Greg Maffei. "We congratulate Mark, Chris, and Albert and look forward to their continued service at Liberty Media in these new roles.”

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Liberty Braves Group and the Liberty Media Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include our interest in SiriusXM. The businesses and assets attributed to the Liberty Braves Group (Nasdaq: BATRA, BATRK) include our subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Liberty Media Group (Nasdaq: LMCA, LMCK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty SiriusXM Group and the Liberty Braves Group, including its interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420